Calculation of Filing Fee Tables
S-8
Inspire Medical Systems, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share	457(a)	2,600,000	$ 46.40	$ 120,640,000.00	0.0001381	$ 16,660.38
Total Offering Amounts:						$ 120,640,000.00		$ 16,660.38
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,660.38
Offering Note
[1]	(1) In accordance with Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock, par value $0.001 per share (the " Common Stock"), of Inspire Medical Systems, Inc. (the "Registrant") being registered hereunder include such indeterminate number of shares of the Common Stock as may be issuable with respect to the shares of the Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. (2) Consists of 2,600,000 shares of the Registrant's Common Stock authorized for issuance under the Inspire Medical Systems, Inc. Amended and Restated 2018 Incentive Award Plan (the "A&R Plan"). (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant's Class A Common Stock on May 5, 2026 as reported on the New York Stock Exchange. (4) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources